SHARE PURCHASE AGREEMENT


                                  by and among


ALICE REBECCA CLARK; ROY CLARK; TRUSTEES OF THE ROY CLARK (LIFE INTEREST) SETTLEMENT 1997; TRUSTEES OF THE ALICE REBECCA CLARK (DISCRETIONARY) SETTLEMENT 1997; MATTHEW CLARK; SIMON CLARK;

                    BROOKSIDE SYSTEMS AND PROGRAMMING LIMITED

                                       and

                        DISPATCH MANAGEMENT SERVICES LLC


                     Sale of all of the Outstanding Stock of

         Brookside Systems and Programming Limited t/a Fleetway Systems



                                 20 August 1997

                                Table of Contents

Article and Section                                                     Page
-------------------                                                     ----

1.    DEFINITIONS                                                        1

      1.01 Definitions                                                   1

2.    SALE AND PURCHASE OF SHARES                                        4

3.    CLOSING; PAYMENTS                                                  5

      3.01 The Closing and the Closing Date                              5
      30.2 Loan                                                          5
      3.03 Payment of Purchase Price                                     5
      3.04 Payment of Costs                                              5
      3.05 Deliveries at the Closing                                     5
      3.06 Additional Actions at Closing                                 6

4.    TERMINATION                                                        6

      4.01 Termination                                                   6
      4.02 Effect of Termination                                         7

5.    ADDITIONAL UNDERTAKINGS PRIOR TO CLOSING                           7

      5.01 Business in Ordinary Course                                   7
      5.02 Delivery of Monthly Financial Statements and                  9
              Supplemental Disclosure Schedules
      5.03 Breaches                                                     10
      5.04 Consummation of Agreement                                    10
      5.05 Access to Information                                        10
      5.06 Non-solicitation Pending Closing                             11
      5.07 Additional Agreements                                        11
      5.08 Notification of Certain Matters                              11
      5.09 Initial Public Offering Documents                            11

Article and Section                                                     Page
-------------------                                                     ----

6.    CONDITIONS PRECEDENT TO CLOSING                                   12

      6.01 Conditions to Obligations of All Parties                     12
      6.02 Conditions to Obligations of Buyer                           12
      6.03 Conditions  to Obligations of Seller                         13

7.    REPRESENTATIONS AND WARRANTIES OF SELLERS                         13
      AND THE COMPANY

      7.01 Company Organization; Qualification and Shares               13
      7.02 Seller Power and Authority;                                  15
           Ownership
      7.03 Subsidiaries                                                 16
      7.04 Financial Information                                        16
      7.05 Absence of Material Changes                                  16
      7.06 Licenses                                                     17
      7.07 Tax Matters                                                  17
      7.08 Compliance with Laws                                         18
      7.09 Litigation                                                   19
      7.10 Properties; Contracts; Leases and Other                      19
           Agreements
      7.11 Employee Matters; Benefit Plans                              21
      7.12 Title to and Condition of Properties;                        22
           Intellectual Property
      7.13 Insurance                                                    24
      7.14 Environmental Matters                                        24
      7.15 No Undisclosed Liabilities or Obligations                    24
      7.16 Product Warranties                                           25
      7.17 Distributions                                                25
      7.18 Related Party Transactions                                   25
      7.19 Investment Purpose                                           25
      7.20 Statements and Disclosures True and Correct                  25

8.    REPRESENTATIONS AND WARRANTIES OF BUYER                           25

      8.01 Organization                                                 25
      8.02 Authorization; No Violations of Laws or Agreements           25
      8.03 Investment Purposes Only                                     26


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

Article and Section                                                     Page
-------------------                                                     ----

9.    ADDITIONAL UNDERTAKINGS SUBSEQUENT TO CLOSING                     26

      9.01 Assistance of Sellers                                        26
      9.02 Tax Returns                                                  26

10.   INDEMNIFICATION                                                   26

      10.01 Seller's Indemnity                                          26
      10.02 Limitation on Sellers' and Company's Liability              27
      10.03 Other Limitations                                           28
      10.04 Notice to Sellers; Access; Defense                          30

11.    RESTRICTIVE COVENANTS                                            30

      11.01 Covenant Not to Compete                                     30
      11.02 Non-Disclosure                                              31
      11.03 Non-Solicitation                                            32
      11.04 Injunctive Relief                                           32
      11.05 Extension of Restrictive Period                             33
      11.06 Judicial Reformation                                        33

12.   MISCELLANEOUS                                                     33

      12.01 Entire Agreement; No Third Party                            33
            Beneficiaries; Modification
      12.02 Governing Law                                               33
      12.03 Severability                                                34
      12.04 Binding Agreement                                           34
      12.05 Specific Performance                                        34
      12.06 Fees and Expenses                                           34
      12.07 Publicity                                                   34
      12.08 Sellers' Consents                                           35
      12.09 Notices                                                     35
      12.10 Survival                                                    35
      12.11 Waivers                                                     35
      12.12 Risk of Loss                                                35
      12.13 Interpretation                                              36
      12.14 Assignment                                                  36
      12.15 Counterparts                                                36

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT ("Agreement"), is made as of the 20th day of August, 1997, by and among ALICE REBECCA CLARK, ROY CLARK, MATTHEW CLARK and SIMON CLARK, adult individuals, TRUSTEES OF THE ROY CLARK (LIFE INTEREST) SETTLEMENT 1997, and TRUSTEES OF THE ALICE REBECCA CLARK (DISCRETIONARY) SETTLEMENT 1997 (individually a "Seller" and collectively, "Sellers"); BROOKSIDE SYSTEMS AND PROGRAMMING LIMITED, t/a Fleetway Systems, a limited company formed under the laws of England and Wales (the "Company"), and DISPATCH MANAGEMENT SERVICES LLC, a limited liability company formed under the laws of the State of Nevada, United States of America ("Buyer").

                                   Background

     Buyer is in the business of providing time critical, on-demand, point-to-point delivery services. The Company is in the business of developing and marketing software to the courier industry. Sellers collectively own all of the outstanding shares of the Company. Buyer and Sellers have agreed that Buyer shall purchase all of the outstanding ordinary shares of the Company from Sellers on the terms and conditions set forth herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1.   Definitions.

          1.01 Definitions. The following terms shall have the meanings set forth below when capitalized herein:

          (a) "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly 5% or more of the voting securities or 5% or more of the partnership or other equity interests of any other Person will be deemed to control such other Person.

          (b) "Benefit Plans" shall mean any profit sharing, group insurance, medical and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Company, or any other employee welfare or benefit agreements, plans or arrangements, or any employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of the Company's former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or agreement.

          (c) "Books and Records" shall mean all books and records of the Company for the period prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records;

          (d) "Business Day" shall mean any day other than a Saturday, Sunday or a statutory or public holiday in England and Wales or the United State of America.

          (e) "Buyer Operating Agreement" means the Dispatch Management Services LLC Operating Agreement dated December 1, 1996 and the attachments thereto.

          (f) "Closing" shall mean the transfer by Sellers to Buyer of the Shares in exchange for the Purchase Price pursuant to Article 3.

          (g) "Closing Date" shall mean the date on which the Closing is completed.

          (h) "Company" shall mean Brookside Systems and Planning Limited, a company incorporated in England and Wales (registered number 1484511) whose registered office is at c/o Brewer Clark & Partners, 19 High Street, Marlow, Buckinghamshire, England SL71AU.

          (i) "Company Confidential Information" shall mean all documentation, know-how and information relating to the Company's past, present and future business which is unique to the Company, and including without limitation (i) proprietary computer software, (ii) business methods, (iii) practices, (iv) marketing strategies and plans, (v) financial information, (vi) projections
(vii) operations manuals, (viii) bulletins, (ix) directories, (x) memoranda,
(xi) production processes, (xii) devices, (xiii) techniques, (xiv) data bases,
(xv) tables, (xvi) calculations, (xvii) letters, (xviii) internal specifications and testing procedures, (xix) price and fee lists, pricing methodologies and bidding procedures, (xx) suppliers and customers, including customer lists, and materials relating to the Company's relationship with its suppliers and customers, (xxi) information provided to the Company by its customers; (xxii) billing and collection practices and procedures and (xxiii) any other confidential information which is not generally known to the public, which if misused or disclosed, could have a reasonable possibility of adversely affecting the Company's business.

          (j) "Disclosure Documents" shall mean all agreements and documents referred to in any of the Disclosure Schedules, together with all other agreements and documents disclosed by Sellers or the Company to Buyer during Buyer's due diligence investigation conducted prior to the Closing Date.

          (k) "Disclosure Schedules" shall mean the Disclosure Schedules attached to this Agreement, as supplemented as provided herein.

          (l) "Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest other encumbrance or security interest of any kind or similar right or any other matter affecting title.

          (m) "Environmental Laws" shall mean all environmental, health and safety laws and regulations in all jurisdictions in which the Company has done business or owned, leased or operated property.

          (n) "Financial Statements" shall mean (i) the Company's audited balance sheets made up as of 31st March 1997 and the audited profit and loss account of the Company in respect of the financial year of the Company ending on 31st March 1997, including, in each case, the notes thereto and the Directors' Report and Auditor's Report, and (ii) the Company's unaudited balance sheet and profit and loss account as of 31st July 1997 and for the four (4) months then ended.

          (o) "GAAP" shall mean, at any particular time, generally accepted accounting principles in the United Kingdom consistently applied on a going concern basis, using consistent audit scope and materiality standards and, with respect to interim financial statements, subject to normal year-end adjustments.

          (p) "Initial Public Offering" shall mean an offering of equity securities of the Resulting Entity following the Reorganization Event, which offering is made pursuant to an effective registration statement under the Securities Act of 1933 of the United States of America.

          (q) "Intellectual Property" shall mean (i) any patent, copyright, trademark, registered design, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), (ii) any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right),
(iii) any rights under licenses, consents, orders, statutes or otherwise (including without limitation license(s) to use specific telephone numbers) relating to any of the foregoing, owned or used by the Company, and any goodwill associated with any of the foregoing. Intellectual Property shall include without limitation those items set forth on Disclosure Schedule 7.12(c).

          (r) "Monthly Financial Statements" shall mean the Company's unaudited profit and loss account as of and for the period ending with the end of each calendar month, commencing April, 1997.

          (s) "Person" shall mean an individual, corporation, partnership, limited company, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, or any other legal entity.

          (t) "Proprietary Information" shall mean, with respect to Buyer and its Affiliates, all information with respect to such Person disclosed or provided in connection with the transactions contemplated hereby or (in the context of Sellers' obligations under Section 11.02(b) hereof) otherwise known to Sellers, which is not generally known to the public or to competitors of Buyer and its Affiliates.

          (u) "Purchase Price" shall mean the sum of (pounds)1,800,000.

          (v) "Receivables" shall mean the accounts receivable of the Company as of the close of business on the Business Day prior to the Closing Date.

          (w) "Related Agreements" shall mean (i) employment agreements to be entered into between the Company and the Sellers and certain of the Company's employees, as described in Section 3.06 below, (ii) the waivers of rights described in Section 3.06 below, (iii) the Standstill Agreements, and (iv) all other agreements called for by the terms hereof.

          (x) "Reorganization Event" shall have the meaning ascribed to it in the Buyer Operating Agreement.

          (y) "Reserves" shall mean those reserves for bad debts, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by the Company and reflected in the Financial Statements and the Monthly Financial Statements.

          (z) "Resulting Entity" shall mean the corporation formed as the successor to Buyer pursuant to the Reorganization Event.

          (aa) "Securities" shall mean equity securities of the Resulting Entity of the same class as the securities sold in the Initial Public Offering, which equity securities shall be registered under the Securities Act of 1933 and shall be the class of equity securities of the Resulting Company traded over-the-counter, in a recognized securities exchange or on NASDAQ.

          (ab) "Shares" shall mean all of the outstanding Capital Ordinary Shares of (pounds)1 each of the Company described in Section 7.01(d) and on Disclosure Schedule 7.01(d).

          (ac) "Standstill Agreements" shall mean the agreements to be entered into between each Seller and the Resulting Entity, in form substantially identical to the agreements between the Resulting Entity and other holders of Securities, pursuant to which each Seller agrees not to sell (except under specific circumstances set forth therein) the Securities held by such Seller for a period of two years.

          (ad) "Subscription" shall mean the subscription by Buyer in cash for 200,000 Subscription Shares at a subscription price of (pounds)1 per share.

          (ae) "Subscription Shares" shall mean Deferred Shares of 1p each in the capital of the Company, having the rights set forth in the Articles of Association of the Company (a copy of which is attached hereto as Exhibit 1.01(ae).

          (af) "Taxes Act" shall mean the Income and Corporations Taxes Act 1988

          (ag) "VATA" shall mean, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside of the United Kingdom, any equivalent legislation.

     2. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all liens, claims and other encumbrances, in exchange for payment of the Purchase Price as provided herein.


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

     3. CLOSING; PAYMENTS.

          3.01 The Closing and the Closing Date. Subject to the termination provisions below, the Closing shall take place at the offices of Bretherton Price Elgood, 11 Guilford Street, London, England WC1N 1DT on such date as the parties may agree but in default of agreement thirty (30) days following closing by the Resulting Entity on the Initial Public Offering, provided that if that date is not a Business Day, Closing shall take place on the next Business Day.

          3.02 Subscription. Upon execution of this Agreement, Buyer shall make the Subscription in cash and the Company shall issue the Subscription Shares to Buyer.

          3.03 Payment of Purchase Price. The Purchase shall be paid to Sellers, pro rata based on the number of Shares sold by each Seller: (i) (pounds)540,000 in immediately available funds at Closing, and (ii) the remainder by delivery to Sellers of Securities having a Sterling value of (pounds) 1,260,000, based upon the bona fide offering price to the public in the Initial Public Offering and a conversion rate between US Dollars and (pounds)Sterling equal to the average of the mid-market exchange rate between the (pounds)Sterling and the US Dollar for each Business Day in the period commencing on the closing date on the Initial Public Offering and ending on the Business Day three (3) Business Days prior to the Closing Date. Prior to Closing, Sellers shall notify Buyer in writing as to the amounts of cash and Securities to be distributed to each Seller.

          3.04 Payment of Costs. Sellers and Buyer shall be responsible for their respective fees, costs and expenses, legal or otherwise, incurred with respect to the sale of the Shares and other transactions described herein.

          3.05 Deliveries at the Closing.

               (a) In addition to the Purchase Price, Buyer shall deliver to Sellers at the Closing evidence reasonably satisfactory to Sellers of Buyer's performance of its pre-Closing obligations hereunder.

               (b) At the Closing, Sellers shall deliver to Buyer:

                    (i) Certificates evidencing the Shares, together with the relative share certificates;

                    (ii) the written resignations of all officers and directors of the Company other than Alice Rebecca Clark and Roy Clark, effective as of a date no later than the Closing Date;

                    (iii) the Company's certificate of incorporation and articles of association, each certified by the Company's Secretary as of the Closing Date, together with the common seal (if any) of the Company and each register, minute book and other book required to be kept by the Company under the Companies Act 1985 made up to the day before Closing;

                    (v) A copy of resolutions of the directors of the Company, approving the execution of this Agreement and consummation of the transactions contemplated hereby, certified by the Company's Secretary as of the Closing Date;

                    (vi) the opinion of Sellers' counsel, in form satisfactory to Buyer;

                    (vii) the Books and Records;

                    (viii) the Related Agreements, executed by the parties thereto;

                    (ix) all other documents required under this Agreement; and

                    (x) evidence reasonably satisfactory to Buyer of Sellers' and the Company's performance of their respective pre-Closing obligations hereunder.

               (c) The parties shall execute such additional documents, make such additional deliveries and pay such additional amounts as shall be necessary and appropriate to consummate the transactions described herein.

          3.06 Additional Actions at Closing. (a) Each Seller shall, at the Closing, enter into an employment agreement with the Company in substantially the form of Exhibit 3.06 hereto, and shall execute and deliver at Closing assignments of all rights to the Intellectual Property in form satisfactory to the Company.

               (b) Each Seller shall use his or her best efforts to ensure that, at Closing, the Company's directors hold a meeting of the board of directors of the Company at which the directors (i) vote in favor of the registration of Buyer or its nominee as a member of the Company in respect of the Shares (subject to the production of properly stamped transfers); (ii) appoint Persons nominated by Buyer as directors of the Company, effective immediately; (iii) approve and authorise the Company's execution and delivery of the Related Agreements to which it is a party; (iv) and authorise that, subject to the receipt of duly stamped transfers, Buyer or its nominee shall be entered in the register of members of the Company as the holder of the entire issued share capital of the Company.

               (c) Each employee of the Company who has not previously assigned to the Company all rights to Intellectual Property shall, at or prior to Closing, execute and deliver to the Company an assignment of all rights to Intellectual Property.

     4. TERMINATION.

          4.01 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written consent of Buyer, Sellers and the Company

               (b) by (i) either (A) Buyer, if there has been material breach of any representation, warranty, covenant or agreement on the part of Sellers or the Company, which breach has not been cured following receipt by Sellers or the Company of notice of such breach, or (B) Sellers and the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer, which breach has not been cured following receipt by Buyer of notice of such breach, or (ii) either Buyer or Sellers, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-applicable;

               (c) By Buyer in its sole discretion immediately upon written notice to Sellers if Buyer reasonably determines on the basis of its investigation of the Company and its business, or the contents of any document provided to Buyer, that any representation or warranty of Sellers or the Company set forth herein is untrue, and that as a result there has been or is likely to be a materially adverse consequence having regard to the business and finances of the Company; or

               (d) by either Buyer or Sellers if Closing has not occurred as of April 30, 1998 other than as a result of the failure of the party seeking to terminate to fulfill its obligations hereunder.

          4.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 4.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for any and all obligations under the confidentiality provisions contained in this Agreement, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non- breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach, together with all reasonable costs of enforcing the provisions of this Section 4.02.

     5. ADDITIONAL UNDERTAKINGS PRIOR TO CLOSING.

          5.01 Business in Ordinary Course. From the date of execution of this Agreement through the Closing Date or earlier termination of this Agreement, and except as expressly authorized herein:

               (a) The Company shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, shares or other property.

               (b) Except for the application by the Company of the proceeds of the Subscription (which shall be applied by the Company as it in its entire discretion shall determine), the Company shall continue to carry on the Company's business, and discharge or incur obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted; and, by way of amplification and not limitation, the Company will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

                    (1) issue any of its capital shares or any options, warrants or other rights to subscribe for or purchase such capital shares or any securities convertible into or exchangeable for any such capital shares;

                    (2) directly redeem, purchase or otherwise acquire any of its common or other capital shares;

                    (3) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital shares or otherwise reorganize or recapitalize;

                    (4) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Benefit Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

                    (5) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee obligations of others;

                    (6) enter into any agreement, contract or commitment having a term in excess of three (3) months, except in the ordinary course of business;

                    (7) place on any of its assets or properties any mortgage, pledge, charge or other encumbrance, except as otherwise authorized hereunder;

                    (8) cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

                    (9) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property;

                    (10) commit any act or fail to do any act which will cause a breach of an agreement, contract or commitment and which will have a material adverse effect on the Company's business, financial condition or earnings;

                    (11) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the Company's business, financial condition or earnings;

                    (12) purchase any real or personal property or make any other capital expenditure where the amount paid or committed thereof is in excess of (pounds)5,000 per item or expenditure; or

                    (13) amend its certificate of incorporation or articles of association or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person.


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

               (c) Sellers and the Company shall not, without the prior written consent of Buyer, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Sellers and the Company contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

               (d) Sellers and the Company shall promptly notify Buyer, in writing, of the occurrence of any matter or event known to and directly involving the Company that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of the Company.

               (e) Neither Sellers nor the Company shall solicit or encourage, or hold discussions or negotiations with or provide any information to, any Person in connection with any proposal from any Person for the acquisition of all or any portion of the business, Shares or other securities or a material portion of the assets of the Company. Sellers and the Company shall promptly advise Buyer of receipt of any such proposal or inquiry concerning any possible such proposal, and the substance of such proposal or inquiry.

               (f) No later than twenty (20) Business Days following the date hereof, Sellers shall deliver to Buyer the Disclosure Schedules.

               (g) Sellers shall provide to Buyer, not less than five (5) days prior to the Closing, certified searches of applicable dockets and lien records showing all Encumbrances affecting the Company or its assets, and any tax liens.

               (h) Sellers shall provide to Buyer, not more than two (2) Business Days prior to the Closing Date, wire instructions regarding the cash portion of the Preliminary Base Purchase Price.

          5.02 Delivery of Monthly Financial Statements and Supplemental Disclosure Schedules. (a) Sellers shall cause the Company to prepare and deliver the Monthly Financial Statements to Buyer within twenty-five (25) days following the last day of each calendar month (commencing with 31st August 1997) ending prior to the Closing Date.

               (b) Sellers may deliver one or more supplements to the Disclosure Schedules ("Supplemental Disclosure Schedules"), provided that no Supplemental Disclosure Schedules may be delivered later than ten (10) days prior to the Closing Date, and provided further that no representation or warranty of Sellers and the Company shall be deemed modified by such Supplemental Disclosure Schedules unless Buyer accepts such Supplemental Disclosure Schedules in writing. Upon Closing, Buyer shall be deemed to have accepted all Supplemental Disclosure Schedules provided to Buyer at least ten (10) days prior to the Closing Date.

          5.03 Breaches. Sellers and the Company shall, in the event any of them has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of their representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer, and use their collective


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

best efforts to prevent or promptly remedy the same.

          5.04 Consummation of Agreement. Sellers and the Company shall perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the transaction in accordance with the terms and provisions hereof. Sellers and the Company shall furnish to Buyer in a timely manner all information, data and documents in the possession of Sellers and the Company requested by Buyer as may be required to obtain any necessary regulatory or other approvals of the transaction and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

          5.05 Access to Information. (a) Sellers and the Company agree that, prior to the Closing Date, Buyer shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Company and examination of its books and records as Buyer may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Sellers and the Company shall cooperate fully therein. In order that Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, Sellers and the Company shall use their respective best efforts to cause the Company's officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such Buyer representatives in connection with such review and examination; provided always that the provisions of this Subsection shall not require Sellers or the Company to disclose the identity or location of any customer of the Company and Sellers shall be entitled to edit, extract or withhold any document which necessarily or by implication identifies a customer.

               (b) Buyer agrees that, prior to the Closing Date, Sellers shall be entitled (at their sole expense), themselves or through their representatives (including, without limitation, legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of Buyer and examination of its books and records as they may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Buyer shall cooperate fully therein. In order that Sellers may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as they may reasonably request of the affairs of Buyer, Buyer shall use its best efforts to cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with Sellers in connection with such review and examination.

          5.06 (a) Non-solicitation Pending Closing. After execution of this Agreement, and through the later of the Closing Date or 30 April 1998, neither Sellers nor the Company shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Shares or the assets of the Company. In the event that any

Person contacts Sellers or the Company concerning such a transaction, they shall promptly notify Buyer in writing of such contact, specifying the identity of the other Person and the circumstances of the contact.

               (b) From and after execution of this Agreement and for a period of two (2) years thereafter, Buyer shall not engage any employee of the Company whether as an employee, consultant, director or in any other capacity, without the consent of the Company, provided that this clause shall cease and be of no further effect as and from Closing.

          5.07 Additional Agreements. Each of the parties hereto agrees to use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective best efforts to take or cause to be taken all such necessary action.

          5.08 Notification of Certain Matters. Sellers and the Company shall give prompt notice to Buyer of (a) any notice of, or other communication relating to, a default under any Contract material to the financial condition, properties, business operations, or results of operations of the Company to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in the properties, business operations, results of operations, financial condition or prospects of the Company, other than changes resulting from general economic conditions.

          5.09 Initial Public Offering Documents. As soon as practicable following the filing thereof with the Unites States Securities and Exchange Commission, Buyer shall provide to Sellers a copy of the registration statement filed with respect to the Initial Public Offering, each pre-effective amendment thereto and the effective registration statement (exclusive of exhibits). Within five (5) days following Sellers written request, Buyer will provide to Sellers a copy of any exhibit to such registration statement.

     6. CONDITIONS PRECEDENT TO CLOSING.

          6.01 Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

               (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their best efforts to have any such order, injunction, legal restraint or prohibition vacated.

          6.02 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Buyer, any or all of which may be waived in whole or in part by Buyer):

               (a) The representations and warranties of Sellers and the Company set forth in this Agreement, as qualified by the Disclosure Schedules and those Supplemental Disclosure Schedules which have been accepted in writing by Buyer, shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate from Sellers certifying to such effect. All representations and warranties of Sellers and the Company shall be deemed reaffirmed and made by each of them as of the Closing Date. Notwithstanding the foregoing, if Buyer has actual knowledge at the Closing that any representation or warranty of Sellers or the Company is not true and correct as of the Closing Date, and Buyer elects to Close notwithstanding such knowledge, such representation or warranty shall be deemed modified as of the Closing Date to reflect such knowledge.

               (b) Sellers and the Company shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate of Sellers certifying to such effect.

               (c) Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Company or its business.

               (d) Sellers and the Company shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby.

               (e) Each of the Related Agreements shall have been duly executed and delivered by the respective parties thereto.

          6.03 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Sellers, any or all of which may be waived in whole or in part by Sellers):

               (a) Except to the extent such representations and warranties speak as of a specified date, the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

               (b) Buyer shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) The Securities shall be shares of common stock of the Resulting Entity which are covered by an effective registration statement under the Securities Act of 1933, of the same class as the securities sold in the Initial Public Offering and of a class which is listed for trading on a recognized stock exchange or the NASDAQ market. The Resulting Entity shall not have issued a class of equity securities senior in rights to the class of which the Securities are part.

     7. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY. Sellers and the Company hereby jointly and severally represent and warrant to Buyer as follows:

          7.01 Company Organization; Qualification and Shares.

               (a) The Company is a limited company duly incorporated under the Companies Act 1985 and validly existing and in good standing continuously since incorporation, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

               (b) The Company is duly qualified and in good standing in each jurisdiction in which the nature or conduct of the Company's business or the character or location of its properties makes such qualification necessary. A list of all such jurisdictions appear on Disclosure Schedule 7.01(b).

               (c) The names of the directors and officers of the Company, together with the offices they hold, are set forth on Disclosure Schedule 7.01(c). Attached to Disclosure Schedule 7.01(c) are true and correct copies of:
(1) the certificate of incorporation and memorandum of association of the Company, together with all amendments thereto, certified by the

Company's Secretary within thirty (30) days of the Closing Date; and (2) the articles of association of the Company, together with all amendments thereto, certified by the Secretary of the Company.

               (d) The authorized share capital of the Company is (pounds)201,000, divided into (i) One Hundred Ninety Nine Thousand (199,000) Ordinary Shares of (pounds)1 each, of which One Thousand (1,000) shares are duly and validly issued and outstanding, are fully paid and non-assessable, are wholly owned (legally and beneficially) by Sellers and to which Sellers have good and marketable title, free and clear of all Encumbrances except as disclosed in Disclosure Schedule 7.01(d), and (ii) Two Hundred Thousand (200,000) Deferred Shares of 1p each, which upon issuance to Buyer pursuant to the Subscription will be duly and validly issued and outstanding, fully paid and non-assessable. There are no agreements, arrangements or understandings to create any Encumbrance on the Shares or unissued shares in the capital of the Company. Each Seller owns that number of Shares set forth in Disclosure Schedule 7.01(d).

               (e) None of the outstanding Shares has been issued in violation of any preemptive rights of the current or past shareholders of the Company. With respect to the sale of the Shares to Buyer or Buyer's nominee, each Seller hereby irrevocably and unconditionally waives and releases any and all rights of pre-emption which each Seller may have over, or other rights to acquire, any of the ordinary shares (including the Shares) in the Company, whether pursuant to the Articles of Association of the Company or otherwise, and acknowledges that Buyer and Buyer's nominee may rely upon such waiver and release.

               (f) Except as may be disclosed in Disclosure Schedule 7.01(f), each certificate representing Shares issued by the Company in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by the Company only upon receipt of an indemnity in respect of lost certificate to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

               (g) There are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares in the capital of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may be obligated to issue additional shares in its capital or options, warrants or rights to purchase or acquire any additional shares in its capital Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any Person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

               (h) Except as set forth on Disclosure Schedule 7.01(h), the Company has not conducted business under any name other than its own.

               (i) The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company, and this Agreement and each of the Related Agreements to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against the Company seeking to enjoin the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

          7.02 Seller Power and Authority; Ownership. (a) Each Seller is an adult individual with full power and authority to own his or her properties (including without limitation Shares), to manage his or her fiscal affairs and to enter into this Agreement and each of the Related Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. No Seller is subject to any legal disability which would prevent him or her from performing under this Agreement, and no order has been entered appointing a receiver for any Seller or his or her assets. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against any Seller seeking to enjoin the execution and delivery of this Agreement or consummation of the transactions contemplated hereby. This Agreement and each of the Related Agreements to which Sellers are parties constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (b) Except as set forth in Disclosure Schedule 7.02(b), no consent or approval is required from any third party for the sale of the Shares. The consummation by Sellers of the transactions contemplated by this Agreement shall not violate any statute, rule, regulation or ruling of any court or governmental authority applicable to any Seller, the Company, the Shares or any of the assets of the Company.

               (c) The Company is not in default under, or in violation of any provision of, its certificate of incorporation, articles of association, or any promissory note, indenture or any evidence or indebtedness or security thereof, lease, contract, purchase or other commitment or any other agreement which is material to the Company.

          7.03 Subsidiaries. Except as set forth on Disclosure Schedule 7.03, the Company does not directly or indirectly own any shares of, or any other interest in, any other company, partnership, joint venture or business entity.

          7.04 Financial Information. (a) Attached hereto as Disclosure Schedule 7.04(a) are true and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of the Company and GAAP (except as may be disclosed therein), and fairly present the financial position and the results of operations, changes in shareholders' equity and cash flows of the Company as of the dates and for the periods indicated. To the best of the knowledge, information and belief of the Company and Sellers, the Financial Statements provide adequately for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the dates thereof. Except as expressly reflected therein, the profit and loss statements included in the Financial Statements have not been materially affected by any extraordinary, exceptional or non-recurring item.

               (b) To the best of the knowledge, information and belief of the Company and Sellers, the Company has no material uninsured liability or obligation required to be reflected or disclosed in the Financial Statements under GAAP which is not so reflected or disclosed, and the Company has no material liability or obligation as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

               (c) As of the dates the Financial Statements were prepared, all accounts receivable reflected on the Financial Statements (i) have arisen from bona fide transactions in the ordinary course of the Company's business, consistent with its past practices, (ii) to the best of the knowledge, information and belief of the Company and Sellers, are good and collectible at the aggregate recorded amounts thereof, net of any applicable Reserves, and are owned by the Company free and clear of all Encumbrances.

               (d) No change in accounting policies has been made in preparing the accounts of the Company for each of the three (3) financial years ended 31st March 1997 except as stated in the Financial Statements.

               (d) Sellers and the Company shall be deemed to have made the foregoing representations and warranties under this Section 7.04 with respect to the Monthly Financial Statements upon their delivery to Buyer.

          7.05 Absence of Material Changes. Since March 31, 1997, (i) there have not been any material adverse changes in the aggregate, in the general affairs, condition, business, properties, prospects, assets, financial position, results of operations or net worth of the Company; (ii) the business affairs of the Company have since such date been conducted in the usual and ordinary course of business, (iii) after the close of business on such date, no transaction has taken place or material contract entered into other than in the usual and ordinary course of business as heretofore conducted, and (iv) to the best of the knowledge, information and belief of the Company and Sellers, there has been no action, course of conduct or occurrence which if it had taken place after execution of this Agreement would constitute a breach of Section 5.01 hereof, except as set forth on Disclosure Schedule 7.05.

          7.06 Licenses. The Company has all licenses, permits and other authorizations required for the operation of its businesses in all jurisdictions. All such licenses, permits and authorizations are set forth on Disclosure Schedule 7.06.

          7.07 Tax Matters. (a) The Company is resident only in the United Kingdom for tax purposes and has never been resident in any other jurisdiction for tax purposes.

               (b) The Company has filed with the appropriate governmental agencies all income, franchise, excise, VATA, real and personal property and other tax returns and reports required to be filed by or on behalf of the Company. All such tax returns for the last three (3) years are listed on Disclosure Schedule 7.07. To the best of the knowledge, information and belief of the Company and Sellers, all such returns fairly reflect the information required to be presented therein, and the Company has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of taxes..

               (c) To the best of the knowledge, information and belief of Sellers and the Company, no return (or item in a return) is currently subject to dispute or is yet to be determined by, or us subject to agreement with, any taxing authority. The Company is not, and does not expect to be, involved in a dispute in relation to any tax matters, and to the best of the knowledge, information and belief of Sellers and the Company no taxing authority has investigated or indicated that it intends to investigate the Company's tax matters.

               (d) The Company has paid all taxes that have become due and payable to (or claimed to be due and payable by) any taxing authority. The Company has made full provision or reserve in the Financial Statements for all taxes for which the Company is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof, including distributions made on or before such dates or provided for in the Financial Statements and full and proper provision has been made in the Financial Statements for deferred tax in accordance with SSAP 15 and in the aggregate do not materially fail to provide for potential tax liabilities. All estimated tax payments which have become due and payable prior to the date of this Agreement have been paid. The Company has properly operated the Pay-As-You-Earn system and has complied with each reporting obligation in connection with benefits provided for its directors, officers and employees. All deductions and payments required to be made under statute in respect of National Insurance and Social Security contributions (including employer's contributions) have been duly made and proper acceptable records have been maintained in respect of all such deductions and payments.

               (e) Except as set forth in Disclosure Schedule 7.07(e), the Company has not made a repayment of share capital to which ss.210 of the Taxes Act applies or issued share capital as paid up other than by the receipt of new consideration within the meaning of Part VI of the Taxes Act.

               (f) To the best of Sellers' and the Company's knowledge, information and belief, all documents by virtue of which the Company has any right which are required to be stamped have been stamped and all duty, interest and penalties on those documents have been paid, and the Company has no unsatisfied liability to stamp duty reserve tax or interest or penalties on stamp duty reserve tax.

               (g) The Company is registered for purposes of the VATA, has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for VATA purposes, is not in arrears with payment or returns due under the VATA and has not been required by any taxing authority to give security under the VATA. During the past three (3) years, the Company has not been in default with respect to any accounting period (as those terms are used in ss.59(1) of the VATA. The Company has made no claim for bad debt relief under ss.36 or ss.22 of the VATA. All value added tax payable on the import of goods and all excise duties payable to a taxing authority in respect of any asset imported or owned by the Company have been paid.

               (h) The Company is and always has been a close company for the purposes of the Taxes Act. Except as set forth in Disclosure Schedule 7.07(h), the Company has not made any distribution as defined in ss.418 of the Taxes Act or any loan or advance in accordance with ss.ss.419 and 420 of the Taxes Act and has not written off or released or agreed to release or write off any part of such loan or advance.

               (i) To the best of the Sellers' and the Company's knowledge, information and belief, no event, transaction, act or omission has occurred which could result in the Company becoming liable for any tax which is primarily or directly chargeable against or attributable to a Person other than the Company or which is charged by reference to the income or gains of another Person.

               (j) The assets of the Company and the Shares are not, and will not in consequence of an event occurring on or before the Closing Date (whether or not in combination with an event occurring after the Closing Date) become, subject to an Inland Revenue charge as mentioned in ss.237 of the Inheritance Tax Act 1984. No Person has, or could in consequence of an event occurring on or before the Closing Date (whether or not in combination with an event occurring after the Closing Date) obtain, the power under ss.212 of the Inheritance Tax Act 1984 to raise inheritance tax by the sale or mortgage of, or by a terminable charge on, an asset of the Company.

               (k) The Company has not entered into any transaction designed in whole or in part for the avoidance of taxes.

          7.08 Compliance with Laws. (a) To the best of the knowledge, information and belief of the Company and Sellers, the Company is, and at all times during the past twelve (12) months has been, in material compliance with all laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets; and

               (b) the Company has not received, and does not know of the issuance or threatened issuance by any governmental entity, of any notices of violation or alleged violation of any law applicable to the Company. The Company will provide Buyer with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or which the Company was subject to during the previous three years) or which are otherwise applicable to the

Company, and (ii) all correspondence from the date hereof with respect to any of such matters, all of which are set forth in Disclosure Schedule 7.08. Neither the Company nor Sellers are aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on the Company.

          7.09 Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Company and/or Sellers, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company or Sellers in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Disclosure Schedule 7.09 sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company and/or Sellers, threatened against or affecting the Company. To the knowledge of the Company and/or Sellers, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Disclosure Schedule 7.09. Except as set forth in Disclosure Schedule 7.09, there is no outstanding or, to the knowledge of the Company and/or Sellers, threatened judgment, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

          7.10 Properties; Contracts; Leases and Other Agreements. (a) The Company does not own any real estate except as set forth on Disclosure Schedule 7.10(a).

               (b) All leasehold interests for real property and any material personal property used by the Company are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, the agreements for which are listed on Disclosure Schedule 7.10(b). To the knowledge of Sellers and the Company, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Sellers or the Company, threatened with respect to such properties. Any additional business offices maintained by the Company during the past two (2) years are also listed by location on Disclosure Schedule 7.10(b).

               (c) Except as set forth on Disclosure Schedule 7.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of the Company, the Company does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment, whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Disclosure Schedule 7.10(c) may be prepaid at any time without premium or penalty.

               (d) Except as set forth in Disclosure Schedule 7.10(d), the Company is not a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital shares of any other business enterprise.

               (e) Except as set forth in Disclosure Schedule 7.10(f), the Company is not a party to any agreement, loan, contract, lease or hire, hire purchase, credit sale or conditional sale agreement, guaranty, letter of credit, line of credit or commitment not referred to elsewhere in this Agreement which:

                    (1) involves payments by the Company of more than (pounds)10,000;

                    (2) involves payments based on profits of the Company;

                    (3) relates to the future purchase of goods or services in excess of the Company's requirements at current levels or for normal operating purposes;

                    (4) was not made in the ordinary course of business; or

                    (5) materially affects the Company's business or financial condition of the Company.

               (f) The purchase of the Shares hereunder shall not result in Buyer or any of its subsidiaries becoming obligated under any contractual arrangements with anyone other than Sellers as described herein.

               (g) All material contracts and agreements to which the Company is a party ("Contracts") (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to the best of the knowledge, information and belief of the Company and Sellers, no Default (as defined below) exists under any Contract either by the Company or by any other party thereto; (iii) neither the Company nor any of Sellers is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) neither the Company nor any of Sellers is aware of any present intention on the part of any significant customer or supplier or other business partner of the Company to either (x) terminate or significantly change its existing business relationship with the Company either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Company at the end of the term of any existing contractual arrangement such entity may have with the Company. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

               (h) Except as set forth in Disclosure Schedule 7.10(h), neither the

Company, nor, to the best of the knowledge, information and belief of the Company and Sellers, any other party, is in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which the Company is a party.

          7.11 Employee Matters; Benefit Plans. (a) Except as may be disclosed in Disclosure Schedule 7.11(a):

                    (1) To the best of the knowledge, information and belief of the Company and Sellers, the Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and the Company is not engaged in any unfair labor practices;

                    (2) there is no material unfair labor practice complaint against the Company pending or to the knowledge of the Company, threatened;

                    (3) there is no labor dispute, strike, slowdown or stoppage actually pending, or to the knowledge of the Company, threatened against or directly relating to the Company; and

                    (4) the Company has not experienced any material work stoppage or other material labor difficulty during the past year.

               (b) Except as described and attached to Disclosure Schedule 7.11(b), the Company is not a party to any agreement for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent or consultant.

               (c) Except as set forth in Disclosure Schedule 7.11(c), the Company does not maintain, contribute to or participate in any Benefit Plan, whether as sponsor, adopting employer or otherwise.

               (d) All Benefit Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws.

               (e) All contributions to, and payments from, the Benefit Plans, which may have been required to be made in accordance with the Benefit Plans have been timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, are properly accrued and reflected on the respective Financial Statements.

               (f) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

               (g) Each of the Benefit Plans has been administered at all times, and in all material respects, in accordance with its terms. There are no pending investigations by any governmental agency involving the Benefit

Plans, no termination proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor, to the best of the Sellers' or the Company's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

          7.12 Title to and Condition of Properties; Intellectual Property.

               (a) Except as described in Disclosure Schedule 7.12(a), the Company is the sole owner and has good, valid and marketable title to all of the tangible assets used primarily in connection with the operation of the Company's business, free and clear of all claims, liabilities, security interests, mortgages, leases, restrictive covenants, licenses, liens, Encumbrances and rights to possession of third parties, of every type and nature.

               (b) Except as disclosed in Disclosure Schedule 7.12(b), each item of equipment of the Company is in good and workable condition, reasonable wear and tear excepted, of a quality and quantity usable in the ordinary course of the Company's business.

               (c) Disclosure Schedule 7.12(c) sets forth a list of all Intellectual Property which is owned by the Company, licensed by the Company, licensed to the Company, or otherwise used or able to be used in the Company's business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Company either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Company owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Company's business as now conducted. After Closing, the Company will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Company's business as now conducted.

               (d) (i) Except for Intellectual Property licensed to the Company, and subject to the terms of licenses with its customers, the Company has full legal and beneficial ownership (free and clear of any and all Encumbrances) of all of the Intellectual Property , and neither the Company nor Sellers have received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto; the Company has all legal and other rights required to transfer the ownership of the Intellectual Property to the Company at the Closing as contemplated hereby;

               (ii) To the best of the knowledge, information and belief of Sellers and the Company, all of the Intellectual Property is legally valid and enforceable without any qualification, limitation or restriction on its use;

               (iii) Neither the Company nor Sellers has received any notice or claim (whether written oral or otherwise) challenging the validity or enforceability of any such

     Intellectual Property;

               (iv) To the best of the knowledge, information and belief of Sellers and the Company, neither the use of any of the Intellectual Property nor any other Intellectual Property used by the Company will conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other Person or entity, and there have been no claims made with respect thereto;

               (v) To the best of the knowledge, information and belief of Sellers and the Company, no other Person or entity is infringing in any respect on any part of the Intellectual Property.

               (vi) The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability or any item of Intellectual property, and the Company has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted;

               (vii) Except as set forth in Disclosure Schedule 7.12(d), the Company has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by the Company in the conduct of its business as heretofore conducted; and

               (viii) the Company has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by the Company in the conduct of its business as heretofore conducted, and such obligations have been correctly and adequately disclosed in the Financial Statements.

               (e) The Company has taken all reasonable steps to (i) protect the Company's rights to the Intellectual Property, and (ii) to prevent the unauthorized use by any other Person or entity. The Company shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within any applicable renewal period ending on or prior to the Closing Date, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing Date. Neither the Company nor any of Sellers has granted to any other Person or entity any rights or permissions to use any of the Intellectual Property.

               (f) Except as set forth in Disclosure Schedule 7.12(f), the Company is not a party to any confidentiality or other agreement which materially restricts its use or disclosure of information.

          7.13 Insurance. All material insurable properties owned or held by the Company, and all insurable risks related to its business, are adequately insured by insurers which are to the best of Sellers' and the Company's knowledge financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, fidelity bonds, professional liability insurance and errors and omissions insurance, as is customary in the home health care industry. Disclosure Schedule 7.13 lists all policies of insurance, including but not limited to general comprehensive and products liability coverage, owned or held by the Company. All current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof. The Company has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

          7.14 Environmental Matters. (a) Except as may be disclosed in Disclosure Schedule 7.14(a), the Company has not received any notice from any Person or entity that the Company or the operation or condition of any property ever owned, leased or operated by it are or were in violation of any Environmental Laws, or that the Company is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

               (b) Except as may be disclosed in Disclosure Schedule 7.14(b), the conduct or operation of the Company or any condition of any property presently or previously owned, leased or operated by the Company does not violate and has not violated Environmental Laws in any respect material to the business of the Company; and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of the Company under Environmental Laws or obligate (or potentially obligate) the Company to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to the Company.

          7.15 No Undisclosed Liabilities or Obligations. The Company has no material liability or obligation, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against the Company giving rise to any such liability), except:

               (a) for liabilities or obligations accrued for or reserved against on the Final Balance Sheet;

               (b) for liabilities or obligations of the same type incurred in the ordinary course of business of the Company since the date of the most recent balance sheet included in the Financial Statements which are specifically accrued for or reserved against on the Final Balance Sheet; and

               (c) as may be disclosed in Disclosure Schedule 7.15(c).

          7.16 Product Warranties. Except for a condition or warranty implied by law or as described in Disclosure Schedule 7.16, the Company does not give any condition or warranty, or made a representation, with respect to goods or services supplied or agreed to be supplied by it, which could result in a material liability to the purchaser thereof., and no claims have been made against the Company in the last three (3) years alleging any defect in products or services provided by the Company.

          7.17 Distributions. Except as disclosed in Disclosure Schedule 7.16, since March 31, 1997, the Company has not paid or declared any dividend or made any other distributions to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to this Agreement.

          7.18 Related Party Transactions. Except as set forth on Disclosure
Schedule 7.18 or on any other Disclosure Schedule, there have been no transactions, or contractual relationships during the two (2) fiscal years ended March 31, 1997 or between March 31, 1997 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships, between the Company on the one hand and any Seller or the Company's officers, directors, employees, representatives, or agents, or (b) any family member (by blood or marriage) or Affiliate of any of the foregoing, directly or indirectly, on the other hand.

          7.19 Investment Purpose. (a) The Securities are being acquired pursuant to the terms and subject to the conditions of this Agreement for Sellers' own accounts for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the securities laws of the United States of America or any state securities or "blue sky" laws; and

               (b) The Securities issued to Sellers will not be registered under the securities laws of the United States of America or any state securities or "blue sky" laws, or any similar laws of any other jurisdiction, and such Securities may not be sold or otherwise disposed of except in compliance with applicable law, or in reliance upon an exemption therefrom.

          7.20 Statements and Disclosures True and Correct. The information contained in this Agreement, including the representations and warranties of Sellers and the Company, the Disclosure Schedules, and Disclosure Documents, are true and correct in all material respects. All copies of Disclosure Documents are true and correct copies of the originals.

     8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Sellers as follows:

          8.01 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the power to purchase and own the capital shares of the Company being purchased hereunder.

          8.02 Authorization; No Violation of Laws or Agreements. Buyer has full power and authority, and has taken all requisite action, to enter into and perform under this Agreement and all other agreements and documents contemplated by or related to this Agreement to which Buyer is a party. Nothing in the certificate of organization or operating agreement of Buyer, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Buyer is bound or subject would prohibit or inhibit Buyer from consummating this Agreement on the terms and conditions herein contained. Upon execution and delivery, this Agreement and any agreement or document to be executed by Buyer pursuant hereto shall constitute a legal, valid and binding obligation of Buyer in accordance with its terms.

          8.03 Investment Purposes Only. Buyer is purchasing the Shares for investment purposes only and not with a view toward sale or distribution. Buyer shall make no further sale or transfer of the Shares except in accordance with applicable state and federal securities laws and regulations.

     9. ADDITIONAL UNDERTAKINGS SUBSEQUENT TO CLOSING. The parties agree that subsequent to the Closing:

          9.01 Assistance of Sellers. (a) Sellers shall render all reasonable assistance to Buyer to effect an orderly transition of ownership and control of the Company as contemplated hereunder, and shall disclose to Buyer full information about the Company's business, customers and suppliers of the Company.

               (b) Buyer and Sellers shall execute and deliver such other agreements, documents and instruments as any of them may reasonably request for the purpose of effectuating the transactions contemplated by this Agreement.

          9.02 Tax Returns. Sellers shall cause to be promptly prepared the Company's income tax returns for periods ending prior to the Closing Date, and shall deliver same to Buyer, allowing adequate time for Buyer to review and file such returns by their respective due dates.

     10. INDEMNIFICATION.

          10.01 Sellers' Indemnity. Subject to the provisions of Sections 10.02 and 10.03 below, Sellers and the Company shall jointly and severally indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, (but not including any adjustments or credits expressly provided for in this Agreement) that it shall incur or suffer which arise, result from, or relate to any breach of, or failure by Sellers and the Company to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller (collectively, the "Warranties").

          10.02 Limitation on Sellers' Liability.

               (a) Sellers shall be under no liability under the Warranties in the event that Closing does not take place whether under the provisions of Sections 4.01, 6.01, 6.02, or otherwise.

               (b) Notwithstanding anything to the contrary in Article 7 of this Agreement the liability of the Sellers in respect of any claim under the Warranties (a "Relevant Claim") shall be limited by the following provisions of this Section and in the event of any inconsistency between the following provisions of this Section and the provisions of Article 7 the following provisions of this Section shall prevail.

               (c) Sellers shall not be liable in respect of any claim under the Warranties to the extent that the matter or matters giving rise to such claim are fully and fairly disclosed in the Disclosure Schedules.

               (d) The liability of Sellers in respect of any Relevant Claim shall be limited as follows:

               (i) the aggregate maximum liability of Sellers in respect of all and any Relevant Claims shall in no event exceed an amount equal to the aggregate of the following:

               (A) the Purchase Price payable for the Shares hereunder; and

               (B) the aggregate amount of any costs charges and expenses incurred by Buyer following the acquisition by Buyer of the Shares in bringing or enforcing any claims in respect of breach of the warranties or indemnities given by Sellers under this Agreement.

               (ii) Sellers shall not be liable in respect of any Relevant Claim where the amount of such claim does not exceed (pounds)1000.00.

               (iii) Sellers shall not be liable in respect of all and any Relevant Claims unless and until the aggregate cumulative liability of Sellers in respect of all and any such Relevant Claims (ignoring for these purposes all and any relevant claims in respect of which Sellers do not have any liability pursuant to the provisions of Section 10.04(b) exceeds the Relevant Amount (as defined below) in which event the Seller shall be liable for the entire amount of such liability.

                    (ii) The "Relevant Amount" referred to above shall mean (pounds)200,000.

               (v) No disclosure in the Disclosure Schedule and none of the limitations and provisions contained in this Section shall apply in the case where a Seller has been fraudulent or has willfully concealed material information from Buyer in connection with any Warranties.

               (vi) The Sellers shall not be liable in respect of any Relevant Claim unless it shall have been made no later than eighteen (18) months following the Closing Date.

               (vii) No Relevant Claim shall be deemed to have been properly made unless notice of such claim was made in writing to Sellers specifying in reasonable detail (to the extent only that such information is available to the Buyer and that such information is necessary to enable Sellers to identify the matter giving rise to the Claim) the nature of the Relevant Claim.

               (viii) Any Relevant Claim in respect of which notice shall have been given in accordance with Subsection (vii) shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such claim have not been issued and served on Sellers not later than the expiry of the period six
     (6) months after the date of such notice.

               (ix) Where Buyer and/or the Company is entitled (whether by right of indemnity, reimbursement or any other means) to recover from any other Person (not being any employee or officer of the Company but including its or their insurers) any sum in respect of any matter giving rise to a Relevant Claim then (subject first to being indemnified and secured to the reasonable satisfaction of Buyer against all costs, expenses, tax or other liabilities which may be thereby incurred) Buyer shall take and shall take all reasonable steps to enforce such recovery (keeping Sellers fully informed of the progress of any action taken) and account to Sellers for any net amounts they recover (provided not exceeding the amount previously paid by Sellers and after first taking account of any liability or loss of Buyer or the Company in respect of which Seller in not liable by reason of the provisions of Subsection (a) through (d) above).

          10.03 Other Limitations. Sellers shall have no liability (or such liability shall be reduced) in respect of any Relevant Claim:

               (a) if and to the extent that a specific provision or Reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Financial Statements or the Monthly Financial Statements;

               (b) if and to the extent that such claim occurs or is increased as a result of any change in legislation after the date of this Agreement (or any legislation (not in force at the date of this agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice as at the date hereof previously made by the Inland Revenue or other taxing or revenue raising authority;

               (c) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this Agreement, or variation in the method of applying or calculating the rate of taxation;

               (d) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this Agreement, or any variation in the method of applying or calculating the rate of taxation;

               (e) if and to the extent that any breach of the Warranties occurs as a result of or is otherwise attributable to Buyer or the Company (acting otherwise than by or on the instructions of or with the consent of Sellers) disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed;

               (f) where the claim is attributable to the Company ceasing to be entitled to the small companies' rate of corporation tax;

               (g) where the claim is for stamp duty or stamp duty reserve tax arising out of the Agreement or on Closing;

               (h) if and to the extent that such claim is attributable to any voluntary act or transaction carries out or effected after Closing by or on behalf of Buyer or the Company (not being an act or transaction in the ordinary course of its business or by or on the instructions or with the consent of Sellers) (including, for the avoidance of doubt, a cessation of trade);

               (i) if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of Buyer or the Company to make any claim election surrender or disclaimer or give notice or consent under the provision of any enactment or regulation relating to taxation after Closing the making giving or doing of which was taken into account in computing a specific provision for taxation in the Financial Statements;

               (j) if and to the extent that such claim results from or is increased or extended by the change of the accounting reference date of the Company on or after Closing or by any change in the accounting policies employed by the Company in the preparation of its accounts (including the variation of the accounting bases upon which Company the values its assets) after Closing;

               (k) and to the extent that such claim has been or is compensated by the amount of any other provision for bad or doubtful debts or any liability for taxation made in the Financial statements;

               (l) where the claim arises directly or indirectly as a result of the payment of any unusual or abnormal dividend by the Company occurring after Closing;

               (m) if and to the extent that the claim could have been relieved by the availability of any relief, allowance, repayment or credit in respect of any tax or deduction in computing income, profits or gains for the purposes of any tax ("the Relief") which existed at 31st March 1997 and which was not taken into account in computing the provision or reserve for taxation (excluded deferred tax) in the Financial Statements or (as the case may be) in determining that no such provision should be made;

          10.04 Notice to Sellers; Access; Defense. (a) The Buyer shall upon it becoming aware of any matter or event ("the Matter") which it is aware might give rise to a Relevant Claim as soon as reasonably practicable thereafter give notice in writing to Sellers of the Matter;

               (b) Buyer shall provide and shall procure that the Company will provide to the Sellers and Sellers' professional advisers reasonable access to premises and personnel and to any relevant assets documents and records within their power possession or control for the purpose of investigating the Matter and enable the Sellers to take such action as referred to in Section 5.12.3 below and shall allow the Sellers and its advisers to take copies of any relevant documents or records;

               (c) Subject as provided below, Buyer shall and shall use its best endeavors to procure that the Company will allow Sellers (using professional advisors nominated by Sellers and approved by Buyer such approval not to be unreasonably withheld) to take such action and institute and conduct such proceedings on behalf of Buyer or the Company as Sellers may reasonably request to dispute resist appeal compromise defend remedy or mitigate the matter to enforce against any third party the rights of the Company in relation to the Matter; PROVIDED THAT Sellers first shall have irrevocably and unconditionally satisfied in full any amounts due to Buyer or the Company in respect of such matter and PROVIDED FURTHER THAT before being entitled to take or require any action enforcement Sellers shall also fully indemnify and secure Buyer and the Company against all costs, expenses, tax or other liabilities incurred as a result of any action taken by the Seller pursuant to this Subsection;

               (c) Buyer shall not and shall use all reasonable endeavors to procure that the Company shall not through the direction of Buyer admit liability in respect of or compromise or settle the Matter without the prior written consent of Sellers (such consent not to be unreasonably withheld or delayed) PROVIDED THAT if Sellers do not within twenty-one (21) days of first being given notice thereof aforesaid request Buyer or the Company to take any action aforesaid in connection with the claim concerned then Buyer and/or the Company shall not be prevented from freeing or paying or settling such claim or taking such other action in connection therewith as it may in its absolute discretion decide by virtue only of Sellers failing to make such request.

     11.  RESTRICTIVE COVENANTS.

          11.01 Covenant Not to Compete. (a) Each Seller hereby agrees that he, she or it will not, for a period of three (3) years after the Closing Date, within those jurisdictions listed on Disclosure Schedule 7.01(b), engage in any business which competes with the Company's business, directly or indirectly, or have an interest, whether as partner, stockholder, beneficiary of a trust or in any other capacity or manner whatsoever, in any enterprise which shall so engage.

               (b) For purposes of this Section 11.01, a Person will be deemed to be directly or indirectly engaged in such business or line of business if he, she or it is engaged, or if he, she or it is actively negotiating or preparing to engage, in an endeavor or enterprise as a proprietor, partner, manager, member, joint venturer, stockholder, director, officer, creditor, agent, trustee or trust beneficiary or employee, or otherwise controls such endeavor or enterprise.

               (c) Nothing in the foregoing shall prohibit a Person from providing services to the Company, Buyer or its Affiliates or from investing in the securities of any corporation having securities listed on a recognized securities exchange, provided that such investment does not exceed 5% of any class of securities of any corporation, provided that such ownership represents a passive investment and that neither such Person nor any group of Persons including him, her or it, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his, her or its rights as a shareholder, or seeks to do any of the foregoing.

               (d) Each Seller represents (i) that his or her experience and capabilities are such that the restrictions contained herein will not prevent him or her from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him or her and (ii) that he or she has, prior to the execution of this Agreement, reviewed this Agreement thoroughly with his or her legal counsel or has knowingly waived the opportunity to do so.

          11.02 Non-Disclosure. (a) The Company Confidential Information is the property of the Company and the Proprietary Information is the property of Buyer, and the disclosure to the other party does not result in the other party obtaining any property rights therein. Buyer, on the one hand, and Sellers and the Company, on the other hand, will use such Company Confidential Information and Proprietary Information (collectively, the "Information") solely to perform their respective obligations hereunder and for due diligence purposes and keep the Information of the other party confidential at all times, and prior to Closing will abide by the following:

     (i) Information will be disclosed only to employees or consultants of each party for the purposes set forth herein, and each party will be responsible for any breach of this agreement by those persons to whom such party provided Information.

     (ii) In the event that a Closing does not occur, each party will promptly return to the other party all Information of the other party which is in tangible form, on computer disks, or on microfilm, and shall retain no copies thereof. All such Information which is in computer memory shall be erased, and the erasing party shall confirm such erasure in writing. In addition, each party promptly will destroy all memoranda, notes, and other writings it (and each of its employees, attorneys, lenders and accountants) have prepared based upon the Information of the other party and will provide written certification that this material has been destroyed.

    (iii) The requirement of confidentiality set forth above does not apply to any Information which (A) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure made directly or indirectly by a party to this agreement or any of its agents, servants, employees or advisors), (B) was made available to a party hereto on a nonconfidential basis from a source other than another party hereto or its advisors, provided that the source is not and was not bound by a confidentiality agreement, or (C) was independently acquired or developed without violating any obligations under this Section.

               (b) Following Closing, Sellers and their respective representatives agree to hold confidential and not disclose to any third party all Proprietary Information concerning Buyer disclosed to Sellers during the course of the negotiation and investigation pertaining to this Agreement, except as may be necessary to enforce the rights of Sellers under this Agreement. Sellers shall not use any Proprietary Information subject to the foregoing restriction for any purpose whatsoever without the written consent of Buyer. Each Seller agrees that the disclosure or use of Proprietary Information by an Affiliate of such Seller, by the spouse or member of the immediate family of an Individual Seller (whether or not residing with such Seller), or by any entity of which such Seller or any such family member is a proprietor, equity owner, creditor, Affiliate or otherwise significant participant, in a manner which would have violated this Section if committed by such Seller, shall be deemed a violation of this Agreement.

               (c) If the Closing occurs, then for a period of three (3) years following the Closing, Sellers shall not disclose to any third-party, or use directly or indirectly for their own benefit or for the benefit of any Affiliate, the Company Confidential Information.

          11.03 Non-Solicitation. Sellers shall not, for a period of three (3) years after the Closing, solicit, entice or induce any Person who is then or during the prior twelve (12) months was an employee or agent of Buyer or any of its Affiliates to become employed or retained by any other Person, firm or corporation or to leave their employment or relationship with Buyer or any of its Affiliates, or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other Person, or do any other act that may result in the impairment of the relationship between any such employee or agent and Buyer, the Company or any of Buyer's Affiliates; provided (for the avoidance of doubt) that Sellers and key employees of the Company shall be entitled to be shareholders and/or directors of Fleetway _____________("Fleetway") for the sole purpose of providing services to Buyer and its Affiliates under the terms of the Conversion Assistance Agreement dated 20 August 1997 between Fleetway and Buyer.

          11.04 Injunctive Relief. The parties hereto acknowledge that the restrictions contained in this Article 11 are reasonable and necessary to protect the legitimate business interests of the other parties and that each party would not have entered into this Agreement in the absence of such restrictions. By reason of the foregoing each party agrees that if he, she or it violates any of the provisions of this Article 11, the non-breaching party would sustain irreparable harm and, therefore, irrevocably and unconditionally agree that in addition to any other remedies which the non-breaching party may have under this Agreement or otherwise, all of which remedies shall be cumulative the non-breaching party shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief. Each party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions hereof.

          11.05 Extension of Restrictive Period. If a Seller violates any of the above restrictive covenants and Buyer brings legal action for injunctive or other relief, Buyer shall not, as


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

a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant as to such Seller. Accordingly, the restrictive covenant shall be deemed to have the duration specified above, computed from the date such relief is granted or the violation ceases, but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the covenant by the offending party.

          11.06 Judicial Reformation. If any court shall determine that the scope, duration or geographical limits of any restriction contained herein is unenforceable, it is the intention of the parties that the particular restrictive covenant shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this section and in the jurisdiction of the court which has made such adjudication.

     12. MISCELLANEOUS.

          12.01 Entire Agreement; No Third Party Beneficiaries; Modification. This Agreement (together with the Related Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

          12.02 Governing Law. All issues relating to this Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and the United States of America without reference to their rules governing conflict of laws. Each of the parties hereto irrevocably: (a) submits in any legal proceeding relating to this Agreement to the in personam jurisdiction of any state or United States court of competent jurisdiction sitting in the State of Delaware;
(b) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; (c) waives any rights it may have with respect to service or process arising from the "Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil or Commercial Matters," as amended, or any laws, treaties or conventions of similar purpose; (d) agrees to service of process in any legal proceeding by mailing of copies thereof by United States registered or certified mail, postage prepaid, reliable overnight delivery service charged prepaid, by telex or by facsimile transmission; and (e) agrees that nothing herein shall affect any other party's right to effect service of process in any other manner permitted by law, and that any party shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against any other party in any other court or jurisdiction in accordance with applicable law. Each of the parties hereto agrees that final judgment (with all right of appeal having expired or been waived) against any other party or parties in any such action, suit or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of the recovery arising from such judgment.

          12.03 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially averse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

          12.04 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

          12.05 Specific Performance. The parties hereto acknowledge that irreparable damage would result if any of the covenants of this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          12.06 Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement , the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

          12.07 Publicity. Buyer, Sellers and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement. Prior to the Closing, neither Sellers nor the Company shall issue any news releases or make any other public disclosure without the prior consent of Buyer, and Buyer shall not issue any news releases or other public disclosure without the prior consent of Sellers, unless such is required by law (including without limitation any form, rule or regulation of the United States Securities and Exchange Commission) upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

          12.08 Sellers' Consents. Wherever in this Agreement the consent or approval of the Sellers is required, each Seller hereby expressly agrees that the consent of Sellers who held a majority of the Shares prior to Closing shall be sufficient and shall be legally binding on all Sellers, who shall be deemed to have given such approval or consent.

          12.09 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand (which shall include delivery by a courier firm providing receipted evidence of delivery, or three (3) days after when sent by United States registered or certified mail, return receipt requested, postage prepaid, addresses as follows:

If to the Company or Sellers:

            C/o Bretherton Price Elgoods
                123 Promenade
                Cheltenham, England GL50 1NW
                Attention: John Workman
If to Buyer:

            C/o Shaiman, Rovin & Silverman, P.C.
                1628 John F. Kennedy Boulevard
                Suite 1700
                Philadelphia, PA 19103
                USA
                Attention: Lawrence D. Rovin

or to such other address as either party hereto may from time to time give written notice of to the other.

          12.10 Survival. All representations, warranties, indemnifications, covenants and undertakings set forth herein shall survive the Closing and shall remain binding on the parties hereto. Sellers acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any due diligence investigation conducted by Buyer or its representatives prior to the Closing, or any knowledge of Buyer obtained in any fashion.

          12.11 Waivers. The wa14iver by a party of a breach or violation of any condition or provision of this Agreement shall not operate nor be construed as a waiver by such party of any subsequent breach or violation.

          12.12 Risk of Loss. The parties hereto agree and acknowledge that the risk of loss with respect to the assets of the Company and the Company's business remains with Sellers prior to completion of the Closing.

          12.13 Interpretation.

               (a) The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (b) When used herein, the masculine shall include the feminine and neuter, the singular shall include the plural and vice versa.

               (c) Any reference herein to the best of a party's knowledge, information and belief shall include all knowledge, information belief or awareness which that Person would have if that Person had made all usual and reasonable inquiries.

          12.14 Assignment. Buyer shall have the right, in its sole discretion, to assign its interests and obligations in and under this Agreement to any Affiliate of Buyer, upon notice to Seller, provided that Buyer shall remain primarily liable hereunder; provided that Sellers shall receive Securities of the Resulting Entity in partial payment of the Purchase Price notwithstanding such assignment.

          12.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one Agreement among each of the parties hereto on the dates respectively indicated in the signatures of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart, such Agreement to be effective as of the date hereof. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.



          IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

WITNESS:



                             /s/ Alice Rebecca Clark
------------------------      ------------------------------------
                               Alice Rebecca Clark

                              /s/ Roy Clark
------------------------      ------------------------------------
                              Roy Clark

                                /s/ Matthew Clark
------------------------      ------------------------------------
                              Matthew Clark

                                 /s/ Simon Clark
------------------------      ------------------------------------
                              Simon Clark

TRUSTEES OF THE ROY CLARK (LIFE INTEREST) SETTLEMENT 1997

                             /s/ Alice Rebecca Clark
------------------------      ------------------------------------
                               Alice Rebecca Clark

                              /s/ Roy Clark
------------------------      ------------------------------------
                              Roy Clark

                                /s/ John Workman
------------------------      ------------------------------------
                              John Workman



TRUSTEES OF THE ALICE REBECCA CLARK (DISCRETIONARY) SETTLEMENT 1997


                             /s/ Alice Rebecca Clark
------------------------      ------------------------------------
                               Alice Rebecca Clark

                              /s/ Roy Clark
------------------------      ------------------------------------
                              Roy Clark

                                /s/ John Workman
------------------------      ------------------------------------
                              John Workman


DISPATCH MANAGEMENT SERVICES LLC          BROOKSIDE SYSTEMS AND
                                          PROGRAMMING LIMITED



By:/s/ Linda Jenkinson              By:/s/ Alice Rebecca Clark
   -------------------------           --------------------------------------
   Linda M. Jenkinson                  Alice Rebecca Clark, Managing Director
   Chief Executive Officer


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